TEKOIL EXECUTES FARMOUT AGREEMENT WITH PTARMIGAN RESOURCES

THURSDAY, January 04, 2007 08.30 AM
- Prime Zone

The Woodlands, Texas, January 04, 2006 (PRIMEZONE via COMTEX) - Tekoil & Gas Corporation (the “Company” or “Tekoil” - Pink Sheets: TKGN) announced today that it has executed a Farmout Agreement (“Agreement”) with Newfoundland & Labrador based Ptarmigan Resources Limited (“Ptarmigan”), in their offshore exploration license EL-1069 (“License”), just North of the Port au Port peninsula in western Newfoundland.

The Agreement requires Tekoil, as the Farmee, to pay $250,000 to Ptarmigan, which is to be used as a drilling deposit to secure a one year extension granted by the Canada - Newfoundland and Labrador Offshore Petroleum Board (C-NLOPB). The Agreement also requires Tekoil to drill an onshore-to-offshore exploration test-well in 2007 (“Phase 1”), which will test an offshore structure, and as the validation well, will extend the lease until January 2011. Tekoil will earn a one-third interest (33.3%) in the License for the completion of Phase 1. Tekoil will then conduct an offshore 3D seismic program (“Phase 2”) by late 2008, to map in more detail four offshore features already identified by Ptarmigan using 2D seismic data, which will earn Tekoil a further 26.7% of the License, for a total ownership of 60%.

Tekoil and Ptarmigan then plan to drill an offshore exploration well (“Phase 3”) and will share the drilling costs; 60% Tekoil and 40% Ptarmigan. Should Tekoil carry 100% of the cost of drilling, they will earn an additional 20% interest in the License, for a total of up to 80%, subject to government royalties. Tekoil estimates the total cost of Phases 1, 2 and 3 to be approximately $6,000,000 in 2007, $10,000,000 in 2008, and $25,000,000 in 2009. The License covers approximately 140,000 hectares, or 346,500 acres of offshore surface area, in the shallow waters of the Gulf of St Lawrence, and strategically located within easy reach of the markets in eastern Canada and the northeast United States.

Mark Western, Tekoil’s Chairman and CEO stated: “We have been looking at options for western Newfoundland for some time, and have identified Ptarmigan Resources as the partner of choice in the region. Their technical capabilities are excellent, and they have a strong team of leaders in their respective fields. The License, though exploratory in nature, appears highly prospective, and offers what we now believe is one of the best exploration opportunities in western Newfoundland”.

Dr. Christopher Pike, President and CEO of Ptarmigan stated how pleased he is on behalf of the shareholders of Ptarmigan to have achieved this significant milestone in the development of the petroleum potential offshore western Newfoundland. He noted the strong complementary relationship that Ptarmigan and Tekoil have already established, and looks forward to a strengthening of the partnership as the exploration program set out in the Farmout Agreement develops.

About Tekoil & Gas Corporation:

Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases as Tekoil’s plans are executed.

About Ptarmigan Resources Limited:

Ptarmigan Resources is a privately held, junior oil and gas explorer headquartered in St. John’s, Newfoundland and Labrador. Ptarmigan was founded in 2001, and in 2002 bid on and was awarded 100% interest in Exploration License 1069 by the Canada - Newfoundland and Labrador Offshore Petroleum Board. Ptarmigan also holds an interest in four other CNLOPB offshore Exploration Licenses in the Gulf of St. Lawrence through its 8% ownership in NWest Energy Inc. Ptarmigan’s technical team is especially focused on the Cambro-Ordovician carbonates and clastics in the foreland basin to the west of the Appalachian Mountains in Newfoundland.
Forward-Looking Statements:

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil’s registration statement on Form 10-SB.

SOURCE: Tekoil & Gas Corporation.
Mr. Eric Ottens, Executive VP, Tekoil & Gas Corporation: eottens@tekoil.com.